As filed with the Securities and Exchange Commission on February 14, 1997
                                                           Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                             BASE TEN SYSTEMS, INC.
--------------------------------------------------------------------------------
               (Exact name of issuer as specified in its charter)

               New Jersey                                   22-1804206
--------------------------------------------------------------------------------
     (State or other Jurisdiction of                     (I.R.S. Employer
     incorporation or organization)                     Identification No.)

One Electronics Drive
Trenton, New Jersey                                            08619
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                    (Zip Code)
                  Amended Discretionary Deferred Compensation Plan
                        1995 Incentive Stock Option Plan
                             Base Ten Stock Option Plan
--------------------------------------------------------------------------------
                            (Full title of the plan)

                          Myles M. Kranzler, President
                             BASE TEN SYSTEMS, INC.
                              One Electronics Drive
                               Trenton, NJ  08619
                                 (609 586-7010)
--------------------------------------------------------------------------------
                     (name and address of agent for service)

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
                                                  Proposed            Proposed
Title of each class of             Amount         maximum             maximum             Amount of
securities being registered        being          offering            aggregate         registration
                                registered    price per unit(1)   offering price(1)          fee

Class A Common Stock, par
value $1.00 per share:            1,700,000       $10.25            $ 17,425,000       $  5,227.50
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
(1) Calculated in accordance with Rule 457(c) under the Securities Act of 1933 as of February 13, 1997.

                                     Part I

                     INFORMATION REQUIRED IN THE PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to Base Ten Systems, Inc. ("Base Ten or the Registrant") employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Those documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

          Information contained in the following documents of Base Ten filed with the Commission is incorporated by reference into this Registration
 Statement:

          (a) Annual Report on Form 10-K for the year ended October 31, 1996, File No. 0-7100 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

          (b) The description of the Class A Common Stock, par value $1.00 per share, of Base Ten contained in registration statements filed by Base Ten pursuant to Section 12 of the Exchange Act, as amended by any amendment or report filed by Base Ten updating the description.

          All documents filed with  Commission  by  Base  Ten pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing by Base Ten of a post-effective amendment hereto with the Commission indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents until the information contained therein is superseded or updated by any subsequently filed document incorporated by reference into this Registration Statement. Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.
          Not applicable.

Item 5.   Interests of Named Experts and Counsel

          Not applicable.

Item 6.   Indemnification of Officers and Directors

          Article 9 of Base Ten's Restated Certificate of Incorporation, as amended, provides as follows:

          Any present or future Director or Officer of the Corporation, and any present or future director or officer of any other corporation serving as such at the request of the Corporation, or the legal
          representative of  any  such  Director  or   Officer,  shall  be
          indemnified by the Corporation against reasonable costs, expenses (exclusive of any amount paid to the Corporation in settlement) and counsel fees paid or incurred in connection with any action, suit or proceeding to which any such Director or Officer or his legal representative may be made a party by reason of his being or having been such Director or Officer; provided that, (1) said action, suit or proceeding shall be prosecuted against such Director or Officer or against his legal representative to final determination, and it shall not be finally adjudged in said action, suit or proceeding that he had been derelict in the performance of his duties as such Director or Officer, or (2) said action, suit or proceeding shall be settled or otherwise terminated as against such Director or Officer or his legal representative without a final determination on the merits and it shall be determined by a majority of the members of the Board of Directors who are not parties to said action, suit or proceeding, or by a person or persons specially appointed by the Board of Directors to determine the same that said Director or Officer has not in any substantial way been
          derelict in the performance  of  his  duties  as   charged  in  such
          action,  suit  or proceeding.   The  foregoing  right  of
          indemnification shall not be exclusive of other rights to which such Director or Officer or legal representative may be entitled by law, and shall inure to the benefit of the heirs, executors or administrators of such Director or Officer.

          Article 10 of Base Ten's Restated Certificate of Incorporation, as amended, provides as follows:

          No director or officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such director's or officer's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such director or officer of an improper personal benefit. As used in this Article, an act or omission in breach of a director's or officer's duty of loyalty means an act or omission which such director or officer knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which such director or officer has a material conflict of interest.

          The provisions of this Article shall be effective as and to the fullest extent that, in whole or in part, they shall be authorized or permitted by the laws of the State of New Jersey. No repeal or modification of the provisions of this Article nor, to the fullest extent permitted by law, any modification of law shall adversely affect any right or protection of a director or officer of the corporation which exists at the time of such repeal or modification.

          Article X of Base Ten's By-Laws, as amended, entitled
"Indemnification;  Insurance," provides as follows:

               SECTION 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement to the maximum extent, according to the standards and in the manner provided by applicable law.

               SECTION 2. To the extent, according to standards and in such manner as the Board of Directors may direct pursuant to and in accordance with applicable law in the particular case, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement.

               SECTION 3. The indemnification provided by this Article X shall not be deemed exclusive of any other rights to which those
          seeking indemnification  may  be   entitled   under   any  agreement,
          vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

               SECTION 4. The Corporation, acting by its Board of Directors, shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of
          the Corporation as a  director,  officer,  employee   or  agent  of
          another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the
          provisions  of  this  Article  X.   Nothing in this Section 4 shall
          obligate the Corporation to indemnify any person to any extent other than as provided in Sections 1, 2, 3 and 4 of this Article X.

          Statutory authority for indemnification of and insurance for Base Ten's directors and officers is contained in the New Jersey Business Corporation Act ("the Act"), in particular, Section 14A:3-5 of the Act, the material provisions of which may be summarized as follows:

          Directors and officers may be indemnified in non-derivative proceedings against settlements, judgments, fines and penalties and against reasonable expenses (including counsel fees) where the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and also, in a criminal proceeding, he must have had no reasonable cause to believe that his conduct was
unlawful.   In derivative proceedings  such  persons  may   be  indemnified
against reasonable expenses (including counsel fees) where the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, but not against settlements, judgments, fines or penalties except that, without a court determination as to entitlement to indemnity, no indemnity may be provided to a person who has been adjudged liable to the corporation. In all cases, the Act provides that indemnification may only be made by the corporation (unless ordered by a court) only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct required of the person, requires a person to be indemnified for reasonable expenses

(including counsel fees) to the extent he has been successful in any proceeding and permits a corporation to advance expenses upon an undertaking for
repayment if it shall be ultimately  determined  that  the  director   or
officer is not entitled to indemnification. The indemnification and advancement of expenses provided by or granted pursuant to the Act is not exclusive of other rights of indemnification to which a corporate agent may be
entitled under a certificate of incorporation, by-law,  agreement,  vote   of
shareholders   or   otherwise.     However,  no indemnification may be made to
or on behalf of a director or officer if a final adjudication adverse to the director or officer establishes that the director's or officer's acts or omissions were in breach of his duty of loyalty to the corporation or its shareholders, were not in good faith or involved a knowing violation of law, or resulted in receipt by the director or officer of an improper personal benefit. A corporation may purchase and maintain insurance on behalf of any directors and officers against expenses incurred in any proceeding and liabilities asserted against them by reason of being or having been a director or officer, whether or not the corporation would have the power to indemnify the directors or officers against such expenses and liabilities under the statute.

          Each of the officers and directors of Base Ten is insured against certain liabilities which he might incur in his capacity as an officer or director of Base Ten or its subsidiaries pursuant to a Directors and Officers Insurance and Company Reimbursement Policy issued by
National  Union Fire Insurance Company of Pittsburgh, PA., and Zurich Insurance
Company of Philadelphia, PA.   The  general effect of the policy is that if any
claims are made against officers or directors of Base Ten or its subsidiaries or any of them for a Wrongful Act (as defined in the policy) while acting in their individual or collective capacities as directors or officers, to the extent Base Ten or its subsidiary has properly indemnified such officers and directors, the insurer will, subject to the retention amount, reimburse Base Ten or its subsidiary for 100% of any Loss (as defined in the policy). In addition, to the extent that Base Ten or its subsidiary has not indemnified an officer or director, the insurer will, subject to the retention amount, pay on behalf of such officer or director 100% of the Loss. Defense Costs (as defined in the Policy) are part of Loss and are subject to the limits of the policy.

          The retention amount  under  the  policy  is  $250,000.   The
retention amount is first applied to Base Ten  or its subsidiary.  The retention amount is not applicable to officers or directors if Base Ten or its subsidiary is not permitted or required to indemnify the officers or
directors.   If, however, Base Ten or its subsidiary is permitted or required to indemnify the officers or directors, then the retention amount does apply to them.

          Under the policy, the term "Wrongful Act" means any actual or alleged error, or misstatement, or misleading statement, or act, or omission, or neglect or breach of duty by the directors or officers in their capacities as such, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of Base Ten or its subsidiaries, except that certain claims are excluded by the terms and conditions of the policy. The term "Loss" means damages, judgments, settlements and Defense Costs. The term "Defense Costs" means reasonable and necessary fees, costs and expenses consented to by the insurer resulting solely from the investigation, adjustment, defense and appeal of any claim against any director or officer, but excluding salaries of officers or employees of Base Ten or its subsidiaries.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

          The following documents are filed as Exhibits to this Registration
Statement:

    *4.1       Restated Certificate of Incorporation of Base Ten.

    *4.2       ByLaws of Base Ten

    *4.3       Form of Class A Common Stock of Base Ten

     5.1       Undertakings of Base Ten

     5.2       Opinion of Pitney, Hardin & Szuch

     23.1      Consent of Deloitte & Touche LLP

     24        Powers of Attorney of Directors and certain Officers.

----------------------------------------

* Exhibit incorporated by reference to Base Ten's Registration Statement Form S-1 (Registration Number 33-48404).

Item 9.   Undertakings of Base Ten.

1.        The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or
          in  the  aggregate,  represent   a    fundamental  change  in  the
          information set forth in the Registration Statement;

          (iii) To include any material information  with  respect to the plan
          of distribution  not  previously   disclosed   in  the  Registration
          Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling
persons of the Registrant    pursuant  to  the  provisions  discussed  in  Item
6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or a controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trenton, and the State of New Jersey on this 14th day of February, 1997.


                             BASE TEN SYSTEMS, INC.


By:                                By:                                By:
   -------------------------          -------------------------          ----------------------------
     Myles M. Kranzler                  Edward J. Klinsport                Susan M. Klinsport
   Chief Executive Officer            Chief Financial Officer            Principal Accounting Officer


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities and on the date indicated.


                                               TITLE             DATE

Myles M. Kranzler, Bruce D. Cowen,           Directors
Edward J. Klinsport, Alan J. Eisenberg,
Alexander M. Adelson, Alan S. Poole*



By:                                                         February 14, 1997
   -----------------------------------------
   *Edward J. Klinsport, as attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, this 14th day of February, 1997.


                             BASE TEN SYSTEMS, INC.


By:/S/ MYLES M. KRANZLER           By:/S/ EDWARD J. KLINSPORT              By:/S/ SUSAN M. KLINSPORT
   -------------------------          --------------------------              ----------------------------
     Myles M. Kranzler                  Edward J. Klinsport                     Susan M. Klinsport
   Chief Executive Officer            Chief Financial Officer                 Principal Accounting Officer



     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities and on the date indicated.


                                               TITLE             DATE

Myles M. Kranzler, Bruce D. Cowen,           Directors
Edward J. Klinsport, Alan J. Eisenberg,
Alexander M. Adelson, Alan S. Poole*



By:       /S/ EDWARD J. KLINSPORT                           February 14, 1997
   -----------------------------------------
   *Edward J. Klinsport, as attorney-in-fact

                                  EXHIBIT INDEX
EXHIBIT
NUMBER      EXHIBIT                                                        PAGE


4.   (a)    Restated Certificate of Incorporation, as amended, of         *
            Registrant (incorporated by reference to Exhibit 4(a) to Amendment No. 1 to Registrant's Registration Statement on Form S-8 (File No. 2-84451) filed on July 31, 1990).

     (b)    Certificate of Amendment of the Restated Certificate of       *
            Incorporation dated September 1, 1992 (incorporated by reference to Exhibit 4(b)(2) to Amendment No. 3 to
            Registrant's Registration Statement on Form S-1 (File
            No. 33-48404) filed on September 3, 1992).

     (c)    Amended By-Laws of the Registrant (incorporated by            *
            reference to Exhibit 4(d)(2) to Registrant's
            Registration Statement on Form S-8 (File No. 33-60454) filed on April 1, 1993).

5.          Opinion of Pitney, Hardin, Kipp and Szuch.


23.  (a)    Independent Auditors' Consent.

24.  Power of Attorney

--------------------
*    Incorporated by reference.